EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement pertaining to the 2007 Employee Stock Purchase Plan filed by CRM Holdings, Ltd. on Form S-8 of our reports dated March 2, 2007 with respect to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRM Holdings, Ltd. in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ JOHNSON LAMBERT & CO. LLP
Falls Church, Virginia
May 30, 2007